Exhibit 99.1

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

Brian Ritchie, Noonan Russo
(212) 845-4269

Pediatric Services of America, Inc.

Announces Agreement to Sell

Pharmacy Business

Norcross, GA. — (BUSINESS WIRE) — October 10, 2005 . . . Pediatric Services of America, Inc. (Nasdaq:PSAI) today announced that it has entered into a definitive agreement to sell selected assets of its Pharmacy reportable segment to Accredo Health, Incorporated, a wholly-owned subsidiary of Medco Health Solutions, Inc. (NYSE: MHS). PSAI expects to receive approximately $72 million in cash for the vast majority of its Pharmacy business, though the Company will retain the assets of its Pensacola, Florida unit dose pharmacy. The transaction is subject to regulatory approval and customary closing conditions.

Daniel J. Kohl, President and CEO of PSAI said, “This agreement with Accredo represents a strategic milestone for PSAI that will allow us to focus on bringing about crisper execution of our strategic goals, simplify our message to customers, and make it easier for investors to understand who we are and what we do. We also believe that Accredo possesses both the size and influence required to best serve our patients and customers.”

“The divestiture of our Pharmacy business streamlines our Company and allows us to more effectively leverage our core competency, pediatric private duty nursing. In addition, this agreement provides us with the financial flexibility to further grow our Nursing business through start-ups and strategic acquisitions. We are also going to continue concentrating our efforts on maximizing profitability for the Respiratory Therapy Equipment Services business through continued improvement in operating efficiencies. While supporting our pediatric mission, we intend to grow the adult, high-tech respiratory share of our Respiratory Therapy Equipment Services business,” added Mr. Kohl.

As part of the transaction, the parties will execute a Transition Services Agreement that will provide for the collection of outstanding accounts receivable and other items. PSAI anticipates exit costs to include transaction related costs, including, but not limited to, professional service fees, income tax liabilities, compensation and benefit costs, facility closure, and contract termination costs. The Company will provide an estimate of these exit costs when they become fully measurable, likely as part of its pro forma financial information at Closing. In addition, PSAI intends to use some of the proceeds of the transaction to retire its $20.35 million, 10% Senior Subordinated Notes due 2008.

Raymond James & Associates served as financial advisor to PSAI in this transaction.

The Company will host a conference call to discuss the transaction on Tuesday, October 11, 2005, at 11:00 a.m. Eastern Time. The dial-in number for all Participants is 800-374-1702. To join the Q&A session, please press * followed by 1. If you are unable to listen to the live broadcast, replays of the conference call will be available until October 23, 2005 by dialing 800-642-1687. To connect with a replay of the conference call, please refer to the Pediatric Services of America, Inc. Conference Call, Passcode: 1379122#.

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 21 states, including satellite offices and branch office start-ups. Through these offices PSAI provides a combination of services, including pediatric private duty nursing, pediatric day treatment centers (PPECs), pharmacy services and home medical equipment. Additional information on PSAI may be found on the Company’s website at http://www.psakids.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “confident,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s ability to consummate the sale of its Pharmacy business, the financial implications of the sale of its Pharmacy business, the Company’s anticipated uses of the proceeds from the transaction, the Company’s ability to collect for equipment sold or rented, assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, Average Wholesale Price (“AWP”) reductions, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and reduced state funding levels and nursing hours authorized by Medicaid programs, and the impact of changes resulting from the recently enacted Medicare Act, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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